JULY 9, 2013 NEWS RELEASE
®

FOR IMMEDIATE RELEASE

BioScrip Extends the Consent payment Deadline AND EXPIRATION DATE TO JULY 30 for ITS PREVIOUSLY ANNOUNCED Tender Offer and Consent Solicitation

Elmsford, NY – July 9, 2013 – BioScrip®, Inc. (NASDAQ: BIOS) (“BioScrip”) previously announced that it had commenced a cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) for any and all of its $225 million aggregate principal amount of 10¼% Senior Notes due 2015 (CUSIP No. 09069NAC2) (the “Notes”). The Offer is described in the Offer to Purchase and Consent Solicitation Statement dated June 3, 2013 (the “Offer to Purchase”).

BioScrip announced today that it has extended each of the consent payment deadline for the Consent Solicitation, the withdrawal deadline for the Consent Solicitation and the expiration date of the Offer to 5:00 p.m., New York City time, on July 30, 2013, unless further extended by BioScrip in its sole discretion (the “Expiration Date”). The Expiration Date has been extended to align the closing of the Offer with the expected closing of BioScrip’s new senior secured term loan and revolving credit facility. Holders who validly tender their Notes and provide their consents to the proposed amendments to the indenture governing the Notes prior to the Expiration Date will receive $1,056.25 per $1,000 principal amount of the Notes (which amount includes a consent payment of $30.00 per $1,000 principal amount of the Notes), plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes.

Except for the extension described above, all other terms and conditions of the Offer remain unchanged. As of the close of business on July 8, 2013, based on information provided by Global Bondholder Services Corporation, the Depositary and Information Agent for the Offer, the consents of approximately $104.4 million in aggregate principal amount, or 46.38%, of the outstanding Notes have been received.

BioScrip’s obligation to accept for purchase, and to pay for, any Notes in the Offer is subject to satisfaction or waiver of a number of conditions that are set forth in the Offer to Purchase, including, without limitation, (i) the receipt by BioScrip of net proceeds from the new senior secured term loan and revolving credit facility on terms and conditions satisfactory to BioScrip in an amount that is sufficient to pay the total consideration (including consent payment) in respect of all Notes (regardless of the actual amount of Notes tendered) plus estimated fees and expenses relating to the Offer (the “Financing Condition”) and (ii) the receipt of the required consents to amend and supplement the indenture governing the Notes in connection with the Consent Solicitation and the execution of a supplemental indenture effecting such amendments by the applicable parties. There can be no assurance that the Financing Condition and the transactions contemplated by the Financing Condition will be consummated or that any other condition to the Offer will be satisfied. BioScrip reserves the right to waive any of the conditions to the Offer. If the Offer is terminated or withdrawn, no consideration will be paid or become payable in respect of the tendered Notes and the Notes tendered pursuant to the Offer will be promptly returned to the tendering holders.

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BioScrip has engaged SunTrust Robinson Humphrey, Inc., Jefferies LLC and Morgan Stanley & Co. LLC as the dealer managers for the Offer. Persons with questions regarding the Offer should contact SunTrust Robinson Humphrey at (404) 926-5051, Jefferies LLC at (888) 708-5831 or Morgan Stanley at (800) 624-1808 (toll free) or (212) 761-1057 (collect). Requests for copies of the Offer to Purchase or other Offer materials may be directed to Global Bondholder Services Corporation, the Information Agent, at (866) 736-2200 (toll free) or (212) 430-3774 (collect).

This press release does not constitute an offer to purchase the Notes or a solicitation of Consents to amend the Indenture. The Offer is made solely pursuant to the Offer to Purchase. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About BioScrip, Inc.

BioScrip, Inc. provides comprehensive infusion and home care solutions. By partnering with patients, physicians, healthcare payors, government agencies and pharmaceutical manufacturers, we are able to provide access to infusible medications and management solutions. Our goal is to optimize outcomes for chronic and other complex healthcare conditions and enhance the quality of patient life. BioScrip brings clinical competence in providing high-touch, comprehensive infusion and nursing services to patients in the most convenient ways possible. Through our customer services and treatments we aim to ensure the best possible therapy outcome.

Forward-Looking Statements – Safe Harbor

This press release includes statements that may constitute "forward-looking statements" conveying management’s expectations as to the future based on current plans, estimates and projections. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts.  In some cases, forward-looking statements can be identified by words such as "may," "should," "could," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "predict," "potential," "continue"  or comparable terms. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and, because such statements inherently involve risks and uncertainties, actual results may differ materially from those in the forward-looking statements. The forward-looking statements contained in this press release include statements related to the Offer, including the Expiration Date and possible completion of the Offer, and the expected entry into a new senior secured term loan and new revolving credit facility. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  BioScrip does not undertake any duty to update these forward-looking statements after the date hereof, even though BioScrip’s situation may change in the future, except, with respect to the Offer, as required by law. All of the forward-looking statements herein are qualified by these cautionary statements.

Contacts:

Hai Tran

BioScrip, Inc.

952-979-3768

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Lisa Wilson

In-Site Communications, Inc.

212-759-3929